Exhibit 10.1
CSX 2007—2009 Long Term Incentive Plan
Effective Date and Term
The CSX 2007—2009 Long Term Incentive Plan (the “2007—2009 LTIP” or the “Plan”), effective May 1, 2007 (the “Effective Date”), is the vehicle pursuant to which CSX Corporation (“CSX”) awards Performance Grants, as described in Section 8 of the CSX Omnibus Incentive Plan. The 2007—2009 LTIP Cycle (the “2007—2009 Cycle” or “Cycle”) commences on the Effective Date and ends December 25, 2009.
Purpose and Objective
The purpose of the 2007—2009 LTIP is to reward eligible employees for their contribution to the attainment of a lower Operating Ratio which is intended to result in CSX share price appreciation. Performance Grants are issued based on an employee’s job position, accountability, and the potential to impact CSX’s financial results.
The Plan seeks to motivate and reward employees through the issuance of Performance Grants pursuant to which payouts (sometimes referred to as the “Performance Awards”) are made based on CSX’s 2009 Operating Ratio (“Operating Ratio”). Performance Awards will be in the form of CSX common stock.
Eligibility and Participation
Active employees of CSX or a participating affiliate (the Company or collectively, the “Companies”) in salary Band 06 and above as of the Effective Date shall participate in the 2007—2009 LTIP (“Participants”) and shall receive Performance Grants in accordance with the dollar value schedule approved by the Compensation Committee of CSX’s Board of Directors (the “Compensation Committee”). The CSX Compensation and Benefits Department calculates the Performance Grants granted to each salary band level (“Bands”). The Performance Grant schedule will be maintained in the office of the Plan Administrator.
Employees hired or promoted into Band 06 and above after the Effective Date and before the end of the 2007—2009 Cycle will receive a pro rata allocation of Performance Grants based on their participation (and status as full time or part-time). Participants who are moved to a higher or lower Band during the Cycle will receive a pro rata reallocation of Performance Grants pertaining to each applicable Band based upon the number of months of participation in each Band relative to the number of months in the Cycle. The same pro rata method will be used for employees who transfer between union and non-union employment. For purposes of the pro rata calculation, participation begins on the 1st day of the month following the date the Participant was hired, promoted, demoted, or transferred. Notwithstanding the preceding sentence, any Participant who is hired at or promoted to a salary level making such Participant a “covered employee” under Internal Revenue Code Section 162(m) must have had a period of service of at least 3 months to qualify for a Performance Grant at that level. In such cases, the pro rata calculation shall be made as of the date of hire or promotion.
Plan Design
General
Under the 2007—2009 LTIP, the Compensation Committee approves the value of incentive compensation granted to each Band. The number of Performance Grants granted to each Band is calculated by the Compensation and Benefits Department using the fair market value of CSX stock on May 1, 2007.
Operating Ratio
Operating Ratio is the single performance measure (but E-Team Participants have additional measures). Operating Ratio is defined as annual surface transportation operating expenses divided by surface transportation revenue of CSX’s rail and intermodal businesses. Operating Ratio is calculated excluding nonrecurring items disclosed in the financial statements. Using this measure to determine payout levels reinforces the correlation between an improving Operating Ratio and an increasing stock price. Efforts to improve the Operating Ratio aligns CSX’s business objectives in a line-of-sight way that allows individuals to equate personal actions to desired performance outcomes. Each Plan Participant should be motivated to grow revenue, reduce expense, improve service, increase productivity, improve safety, and increase asset utilization and rationalization.
As the price of oil has a significant impact on the Operating Ratio but not necessarily Operating Income because of CSX’s ability to pass a portion of the cost of oil on to customers, the Operating Ratio targets vary based on the average cost of oil per barrel outside the “collar” for 2009. The chart in Exhibit A reflects the Operating Ratio targets and related Performance Awards at various WTI/Barrel prices of oil and provides a payout example.
Performance Awards
As shown in the Performance Measure Table in Exhibit A, Performance Awards are paid out as a percentage of a Participant’s Performance Grant units based upon the applicable CSX 2009 Operating Ratio discussed above.
All Performance Awards will be paid in CSX stock, except that fractional shares will be paid in cash.
Terms of Performance Award
Performance Awards will be paid only to Participants who are actively employed by the Companies on the date of payout for the 2007—2009 LTIP. Except as provided below, all other Participants whose employment terminates prior to the payout date shall forfeit any and all Performance Grants and thus receive no Performance Award. All Performance Awards will be payable no later than the March 15 following the end of the Cycle.
A Participant, whose employment terminates due to death, disability, or retirement, shall be eligible to receive a pro rata Award under the LTIP if the Participant would have received a Payment Award had there been no death, disability, or retirement. In the case of death, such Performance Awards shall be made to the Participant’s estate, or as otherwise directed by law. If a Participant is due to receive a pro rata Performance Award under this paragraph but prior to payment engages in any prohibited conduct involving moral turpitude discussed further below or violates the conditions stated in (i) through (v) of the Claw Back Provision contained herein, all Performance Grants shall be forfeited.
Participants whose hours are reduced so that they are no longer full time active employees during the 2007—2009 Cycle, as a result of a phased retirement or similar program at the request of or with the consent of CSX, shall be entitled to a pro rata

Performance Award to the date of such change and a pro rata reduced Performance Award for the remaining portion of such 2007—2009 Cycle they work based on their reduced hours. For purposes of this provision, an employee who retires under the CSX Pension Plan or the Special Retirement Plan for CSX Corporation and Affiliated Companies is considered retired.
A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit any Performance Grant. Examples of acts of moral turpitude include dishonesty or fraud involving the Companies, their employees, vendors or customers and violations of CSX’s Code of Ethics.
Taxation of Performance Awards
Performance Awards will be paid in shares of CSX common stock. The value received by the Participant is taxable income, so CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes at the time the Performance Awards are paid. Thus, CSX will withhold the minimum number of shares equal in value to such required amount and no additional amount (shares) will be withheld. Fractional shares will be paid in cash. The following is an example of the withholding calculation:
Example:
•	Assume the Performance Award earned is 300 shares.

•	Assume the stock price at payout is $50.00.

•	Assume the aggregate income tax withholding rate and payroll tax is 32%.

Gross Performance Award	300 shares	$15,000
Stock Withholding	96 shares	$4,800
Net Performance Award	204 shares	$10,200
Participants in the CSX Executive Deferred Compensation Plan may defer receipt of Performance Awards.
No Performance Award is considered earned under the Plan until the Compensation Committee approves the payout.
Plan Administration
The Senior Vice President — Human Resources and Labor Relations of CSX shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Omnibus Incentive Plan and the Compensation Committee’s authority and responsibility under the CSX Omnibus Incentive Plan and Section 162(m) of the Internal Revenue Code of 1986.
Plan Amendments and Termination
Consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee reserves the right to terminate, adjust, amend, or suspend the Plan at any time and at its sole discretion.

Claw Back Provision
The Claw Back Provision discussed herein applies only to Participants in Band 10 and above (including retirees from Band 10 and above).
If such Participant receives a Performance Award, the following terms and conditions shall apply for the subsequent two-year period from the payout (whether or not such Participant continues to be employed by the Company).
Such Participants, shall
(i)	not, without written Company consent, work for a Class I railroad in a capacity similar to the function performed over the 5 years prior to termination; or for a customer or supplier for whom the Participant has had direct work responsibility in the prior 12 months in a capacity similar to the functions performed over the 5 years prior to termination;

(ii)	not, without written Company consent, solicit employees to work for a competitor in a capacity similar to such solicited employee’s capacity;

(iii)	not, without written Company consent, solicit the Companies’ customers on behalf of a competitor;

(iv)	not, without written Company consent, act in a manner adversarial or in any way contrary to the best interests of the Company; (for example, testifying as an expert witness or becoming associated with a union or law firm that takes positions adverse to the Companies);

(v)	provide the Company with information or documentation showing compliance with conditions (i), (ii), (iii), and (iv) stated above, if requested by the Plan Administrator.
If a Participant breaches any of the conditions set forth above in this Claw Back Provision, the Participant shall repay to the Company an amount equal to value of the Performance Award. The value of the Performance Award is measured by the amount reported as taxable compensation for federal income tax purposes. Any amount due hereunder shall be paid by the Participant within thirty (30) days of notice by the Company to the Participant that the Participant has breached a condition stated above.
In the event of Company accounting irregularities discovered within 2 years after receipt of Performance Awards, which requires the Company to materially restate its financial statements, the Participant shall repay all amounts in excess of the proper Award as determined under the restated financial statements.
By accepting a Performance Award, the Participant authorizes the Company to withhold, to the extent permitted by law, the amount it may otherwise owe to the Participant in any other capacity whatsoever. In cases where all or part of the Performance Award is deferred under the CSX Executive Deferred Compensation Plan, breach of these conditions shall result in an immediate forfeiture of the portion deferred—including any earnings thereon from the date of deferral.
The Claw Back provision shall not survive any change in control event as defined in the CSX Omnibus Incentive Plan ocurring during the Cycle.
Consideration for Noncompete Agreement
In consideration for eligibility under this 2007—2009 LTIP, Employees in Band 10 and above also must enter into the Noncompete Agreement that was enclosed with the Plan materials sent to Participants at the time of eligibility for the Plan. Eligibility in the 2007—2009 LTIP for Employees in Band 10 and above is conditioned upon entering into such Noncompete Agreement.

Miscellaneous
The adoption of the 2007—2009 LTIP does not imply any commitment to continue the Plan or any other long term incentive compensation plan for any succeeding year or period. Neither the Plan, nor any Performance Grant or Performance Award made under the Plan shall create any employment contract or relationship between the Companies and any Participant.
CSX Executive Team
The additional financial performance measure of cumulative Operating Income1 shall apply to the CSX Executive Team (“E-Team”). The table in Exhibit B “Additional E-Team Financial Measure of Operating Income” sets forth adjustments to the payout otherwise determined in accordance with Exhibit A “Performance Measure: 2009 Operating Ratio”. The Compensation Committee, in its discretion, may also reduce any payout otherwise earned by an E-Team Participant by up to 30% based upon certain of CSX’s strategic initiatives set forth in Exhibit B.
Except as provided above, the 2007—2009 LTIP will be administered for E-Team Participants in the same manner as for other Plan Participants.

[1]	Operating Income equals the cumulative (i.e., 2007-2009) surface transportation revenue of CSX’s rail and intermodal businesses, minus their surface transportation operating expenses. Examples of non surface transportation income and expenses include interest income and expense, income tax expense, and income from real estate and resort operations. For purposes of this definition, Operating Income excludes nonrecurring revenue or expense items disclosed in the CSX financial statements for the Cycle.

Exhibit A
Exhibit A contains specific quantitative or qualitative performance-related factors considered by the Compensation Committee of the Board of Directors, or other factors or criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for CSX.

Exhibit B
Exhibit B contains specific quantitative or qualitative performance-related factors considered by the Compensation Committee of the Board of Directors, or other factors or criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for CSX.